                                                     REGISTRATION NO. 333-28081
                                               FILED PURSUANT TO RULE 424(b)(5)

                   [HIGHLAND BANK LOGO] [ALABAMA BANCORP LOGO]
                    [FIRST COMMUNITY BANK OF THE SOUTH LOGO]

                                   SUPPLEMENT
                                       TO
                      PROSPECTUS SUPPLEMENT/PROXY STATEMENT
                            DATED SEPTEMBER 24, 1998

                                 ---------------

         This is a Supplement to the Prospectus Supplement/Proxy Statement, dated September 24, 1998, that was mailed to you on or about September 24, 1998 by Alabama Bancorp., Inc., Highland Bank and First Community Bank of The South. This Supplement amends and supplements certain information contained in the Prospectus Supplement/Proxy Statement. We encourage you to read this Supplement carefully.

         Each capitalized term used in this Supplement without definition has the same meaning in this Supplement as it does in the Prospectus
Supplement/Proxy Statement, unless the context otherwise requires. Cross references in this Supplement, unless otherwise indicated, are to portions of the Prospectus Supplement/Proxy Statement.

         The Prospectus Supplement/Proxy Statement describes an Agreement and Plan of Merger, dated as of June 19, 1998, and amended on July 10, 1998, September 18, 1998 and October 22, 1998, among Alabama Bancorp., Inc., Highland Bank, First Community Bank of The South and BancorpSouth, Inc., and the transactions contemplated in that agreement, including the merger of Alabama Bancorp., Inc. with and into BancorpSouth, Inc. and the mergers of Highland Bank and First Community Bank of The South with and into BancorpSouth Bank. The Prospectus Supplement/Proxy Statement also describes certain change of control payments that will be made to Mr. Larry R. Mathews, the President of Alabama Bancorp., Inc., upon completion of the mergers, and certain other payments that would become payable to Mr. Mathews in the event that his employment is terminated following the mergers. In addition, the Prospectus Supplement/Proxy Statement describes the special meetings of the shareholders of each of Alabama Bancorp., Inc., Highland Bank and First Community Bank that are scheduled to be held on Friday, October 23, 1998, at 2211 Highland Avenue, Birmingham, Alabama, in order for shareholders to consider and vote on the Agreement and Plan of Merger with BancorpSouth, Inc.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS SUPPLEMENT AND THE PROSPECTUS SUPPLEMENT/PROXY STATEMENT OR DETERMINED IF THIS SUPPLEMENT OR THE PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------

                THE DATE OF THIS SUPPLEMENT IS OCTOBER 22, 1998.

FIXED EXCHANGE RATIOS

         Each of the Alabama Bancorp Exchange Ratio, Highland Bank Exchange Ratio and First Community Bank Exchange Ratio is calculated based upon the average closing price per share of BancorpSouth Common Stock as reported on the New York Stock Exchange during the ten trading day period from October 7, 1998 through October 20, 1998. The average closing price for that ten trading day period is equal to $18.31875, and each of these exchange ratios is now fixed based upon that amount. The market price per share of BancorpSouth Common Stock, however, will continue to fluctuate both before and after the Mergers, and could decrease.

         Based on this average closing price of $18.31875, the Alabama Bancorp Exchange Ratio, the Highland Bank Exchange Ratio and the First Community Bank Exchange Ratio are now fixed at the following amounts:


         Alabama Bancorp Exchange Ratio.........................      173.3009

         Highland Bank Exchange Ratio...........................        1.5158

         First Community Bank Exchange Ratio....................       11.2597

         The Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio reflect reductions in the amount of these exchange ratios due to an increase in the number of outstanding options to purchase shares of Highland Bank Common Stock. These reductions are described below under the section captioned "Reduction of Alabama Bancorp Exchange Ratio and Highland Bank Exchange Ratio."

         The formula for calculating the Alabama Bancorp Exchange Ratio is $3,249.39 divided by $18.31875, which results in a computed amount of 177.3801. This computed amount exceeds 173.3009, the maximum amount of the Alabama Bancorp Exchange Ratio. Accordingly, the Alabama Bancorp Exchange Ratio is fixed at the maximum amount of 173.3009, and in the Mergers the Alabama Bancorp Shareholders will receive 173.3009 shares of BancorpSouth Common Stock in exchange for each share of Alabama Bancorp Common Stock.

         The formula for calculating the Highland Bank Exchange Ratio is $28.4219 divided by $18.31875, which results in a computed amount of 1.5515. This computed amount exceeds 1.5158, the maximum amount of the Highland Bank Exchange Ratio. Accordingly, the Highland Bank Exchange Ratio is fixed at the maximum amount of 1.5158, and in the Mergers the Highland Bank Shareholders will receive 1.5158 shares of BancorpSouth Common Stock in exchange for each share of Highland Bank Common Stock.

         The formula for calculating the First Community Bank Exchange Ratio is $211.1193 divided by $18.31875, which results in a computed amount of 11.5248. This computed amount exceeds 11.2597, the maximum amount of the First Community Bank Exchange Ratio. Accordingly, the First Community Bank Exchange Ratio is fixed at the maximum amount of 11.2597, and in the Mergers the First Community Bank Shareholders will receive 11.2597 shares of BancorpSouth Common Stock in exchange for each share of First Community Bank Common Stock.

         Because the average closing price per share of BancorpSouth common stock used to compute the exchange ratios is less than $18.75, the computed exchange ratios for shares of common stock of Alabama Bancorp, Highland Bank and First Community Bank are more than the maximum exchange ratios. Under the Merger Agreement, Alabama Bancorp could have terminated the Merger Agreement unless BancorpSouth agreed to increase the maximum exchange ratio amounts. Each of Alabama Bancorp, Highland Bank and First Community Bank elected to proceed with the Mergers as described in this Supplement and the Prospectus Supplement/Proxy Statement, and did not


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

exercise their right to terminate the Merger Agreement. See the section below captioned "Background of the Matters Described in This Supplement" for additional information.

         Information about the Alabama Bancorp Exchange Ratio, Highland Bank Exchange Ratio and First Community Bank Exchange Ratio is included in the sections of the Prospectus Supplement/Proxy Statement captioned "SUMMARY," "THE MERGERS - Description of the Mergers" and "THE MERGER AGREEMENT - Termination of the Merger Agreement."

REDUCTION OF ALABAMA BANCORP EXCHANGE RATIO AND HIGHLAND BANK EXCHANGE RATIO

         The Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio have been reduced to the following range of amounts:

                                                           Minimum       Maximum
               Alabama Bancorp Exchange Ratio.........     128.0902      173.3009

               Highland Bank Exchange Ratio............      1.1204        1.5158

         THE FIRST COMMUNITY BANK EXCHANGE RATIO HAS NOT BEEN ADJUSTED FROM THE AMOUNT DESCRIBED IN THE PROSPECTUS SUPPLEMENT/PROXY STATEMENT.

     Alabama Bancorp

         The Alabama Bancorp Exchange Ratio previously ranged from a minimum of
130.2642 to a maximum of 176.2398. The reduction in the amount of the Alabama Bancorp Exchange Ratio, to an amount ranging from a minimum of 128.0902 to a maximum of 173.3009, means that, upon completion of the Mergers, Alabama Bancorp Shareholders will receive 173.3009 shares of BancorpSouth Common Stock for each share of Alabama Bancorp Common Stock that they own (rather than 176.2398 shares of BancorpSouth Common Stock as described in the Prospectus Supplement/Proxy Statement).

         Based upon the closing price per share of BancorpSouth Common Stock on October 20, 1998 of $19.0625, Alabama Bancorp Shareholders would receive shares of BancorpSouth Common Stock with an implied value of $3,303.5484 (or 173.3009 times $19.0625) for each share of Alabama Bancorp Common Stock. Prior to the reduction in the Alabama Bancorp Exchange Ratio, this would have resulted in an implied value of $3,359.5712 (or 176.2398 times $19.0625) for each share of Alabama Bancorp Common Stock, a reduction of $56.0228 per share. Of course, the market price per share of BancorpSouth Common Stock will fluctuate before and after the Mergers.

         The reduced Alabama Bancorp Exchange Ratio is equal to the quotient, rounded to the nearest 1/10,000, equal to (x) $3,249.39, divided by (y) the Average Closing Price. The dollar amount included in this formula has been reduced from $3,304.50. The "Average Closing Price" means the average closing price per share of BancorpSouth Common Stock as reported on the New York Stock Exchange during the ten trading day period from October 7, 1998 through October 20, 1998, which is equal to $18.31875. Based on the formula for the Alabama Bancorp Exchange Ratio, this Average Closing Price of $18.31875 would result in a computed Alabama Bancorp Exchange Ratio of 177.3806; however, since this amount is higher than the maximum amount of the reduced Alabama Bancorp Exchange Ratio (or 173.3009), the Alabama Bancorp Exchange Ratio is fixed at 173.3009.

     Highland Bank

         The Highland Bank Exchange Ratio previously ranged from a minimum of
1.1445 to a maximum of 1.5485. The reduction in the amount of the Highland Bank Exchange Ratio, to an



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

amount ranging from a minimum of 1.1204 to a maximum of 1.5158, means that, upon completion of the Mergers, Highland Bank Shareholders will receive 1.5158 shares of BancorpSouth Common Stock for each share of Highland Bank Common Stock that they own (rather than 1.5485 shares of BancorpSouth Common Stock as described in the Prospectus Supplement/Proxy Statement).

         Based upon the closing price per share of BancorpSouth Common Stock on October 20, 1998 of $19.0625, Highland Bank Shareholders would receive shares of BancorpSouth Common Stock with an implied value of $28.8949 (or 1.5158 times $19.0625) for each share of Highland Bank Common Stock. Prior to the reduction in the Highland Bank Exchange Ratio, this would have resulted in an implied value of $29.5183 (or 1.5485 times $19.0625) for each share of Highland Bank Common Stock, a reduction of $0.6234 per share. Of course, the market price per share of BancorpSouth Common Stock will fluctuate before and after the Mergers.

         The reduced Highland Bank Exchange Ratio is equal to the quotient, rounded to the nearest 1/10,000, equal to (x) $28.4219, divided by (y) the Average Closing Price. The dollar amount included in this formula has been reduced from $29.0347. The "Average Closing Price" means the average closing price per share of BancorpSouth Common Stock as reported on the New York Stock Exchange during the ten trading day period from October 7, 1998 through October 20, 1998, which is equal to $18.31875. Based on the formula for the Highland Bank Exchange Ratio, this Average Closing Price of $18.31875 would result in a computed Highland Bank Exchange Ratio of 1.5515; however, since this amount is higher than the maximum amount of the reduced Highland Bank Exchange Ratio (or 1.5158), the Highland Bank Exchange Ratio is fixed at 1.5158.

     Reason for Reduction in Exchange Ratios

         The Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio were reduced to account for an increase in the number of shares of Highland Bank Common Stock that may be purchased through outstanding stock options. The Merger Agreement previously stated that there were 24,000 outstanding options to purchase shares of Highland Bank Common Stock ("Highland Bank Stock Options") and that, of these outstanding Highland Bank Stock Options, 21,500 were vested and exercisable. Both the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio set forth in the Merger Agreement (and described in the Prospectus Supplement/Proxy Statement) were determined based upon these numbers of outstanding and exercisable Highland Bank Stock Options.

         After the Merger Agreement was executed and the Prospectus Supplement/Proxy Statement was mailed to shareholders, Highland Bank ascertained that the number of vested and exercisable Highland Bank Stock Options stated in the Merger Agreement had not been adjusted to reflect certain stock issuances by Highland Bank, and that, in fact, there were 73,164 vested and exercisable Highland Bank Stock Options rather than 21,500. Accordingly, both the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio were recalculated based upon the actual number of vested and exercisable Highland Bank Stock Options, which resulted in the reduction to the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio. Because Alabama Bancorp is a shareholder of Highland Bank, an increase in the number of shares of Highland Bank Common Stock also affects the Alabama Bancorp Exchange Ratio.

         Highland Bank's 1988 Incentive Stock Option Plan (the "Highland Bank Option Plan") provides that in the event of a change in the number of outstanding shares of Highland Bank Common Stock and under certain other circumstances, the number of shares of Highland Bank Common Stock that may be purchased through Highland Bank Stock Options granted under the Highland Bank Option Plan, and the exercise price of the Highland Bank Stock Options, are to be appropriately adjusted. As a result of an increase in the number of outstanding shares of Highland Bank Common Stock since Highland Bank Stock Options were originally granted under the Highland Bank Option Plan, the number of outstanding Highland Bank Stock Options that are currently vested and exercisable to purchase shares of Highland Bank Common Stock has increased to 73,164 from 21,500.

         Information about the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio is included in the sections of the Prospectus
Supplement/Proxy Statement captioned "SUMMARY," "THE MERGERS - Description of the Mergers" and "THE MERGER AGREEMENT - Termination of the Merger Agreement."

RE-SOLICITATION OF PROXY CARDS FROM ALABAMA BANCORP SHAREHOLDERS AND HIGHLAND BANK SHAREHOLDERS

         To provide shareholders of Alabama Bancorp and of Highland Bank with an opportunity to consider the reduction in the amount of the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio and the other information provided in this Supplement before the shareholders cast their vote on the Merger Agreement and the Mergers, the Boards of Directors of Alabama Bancorp and Highland Bank are asking that shareholders of Alabama Bancorp and Highland Bank, respectively, complete, sign and return another proxy card for their special shareholders meeting (in replacement of the card included with the Prospectus Supplement/Proxy Statement). A replacement proxy card for shareholders of Alabama Bancorp, and a replacement proxy card for shareholders of Highland Bank, are included with this Supplement. PROXY CARDS THAT HAVE ALREADY BEEN RETURNED TO ALABAMA BANCORP AND HIGHLAND BANK WILL BE DISCARDED, AND WILL NOT BE CONSIDERED IN VOTING ON THE MERGER AGREEMENT AND THE Merger.

         SHAREHOLDERS OF FIRST COMMUNITY BANK DO NOT NEED TO RETURN A REPLACEMENT PROXY CARD.

         The time, date and place of the Alabama Bancorp Special Meeting, the Highland Bank Special Meeting and the First Community Bank Special Meeting have not been changed from that described in the Prospectus Supplement/Proxy Statement. However, to provide shareholders of Alabama Bancorp and of Highland Bank with adequate time to review and consider the information included in this Supplement before voting on the Merger Agreement and the Merger:

         1. The Board of Directors of Alabama Bancorp intends to commence the Alabama Bancorp Special Meeting as previously scheduled on Friday, October 23, 1998, at 8:00 a.m. (local time), and then adjourn (that is, continue or suspend) the Alabama Bancorp Special Meeting to Friday, October 30, 1998, at 8:00 a.m. at the same location, at which time Alabama Bancorp Shareholders will reconvene and vote on the Merger Agreement and the Mergers, and on the Change of Control and other payments to be made to Mr. Larry R. Mathews; and

         2. The Board of Directors of Highland Bank intends to commence the Highland Bank Special Meeting as previously scheduled on Friday, October 23, 1998, at 8:30 a.m. (local time), and then adjourn (that is, continue or suspend) the Highland Bank Special Meeting to Friday, October 30, 1998, at 8:30 a.m. at the same location, at which time Highland Bank Shareholders will reconvene and vote on the Merger Agreement and the Mergers.

If all of the required shareholder approvals are obtained, the parties expect to complete the Mergers on October 30, 1998.

         FOR ALABAMA BANCORP SHAREHOLDERS: PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED REPLACEMENT PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ALABAMA BANCORP SPECIAL MEETING. Your vote is very important. To ensure your representation at the Alabama Bancorp Special Meeting, please complete and promptly mail the enclosed replacement


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proxy card in the enclosed return envelope. This will not prevent you from voting in person at the Alabama Bancorp Special Meeting, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If you don't return the enclosed replacement proxy card (even if you returned the proxy card for Alabama Bancorp Shareholders that was included with the Prospectus Supplement/Proxy Statement), the effect will be a vote against the Mergers and the Change of Control and other payments to be made to Mr. Mathews. If you sign, date and mail your replacement proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Mergers and of the Change of Control and other payments to be made to Mr. Mathews. THE BOARD OF DIRECTORS OF ALABAMA BANCORP UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGERS, AND "FOR" APPROVAL OF THE CHANGE OF CONTROL PAYMENTS AND OTHER PAYMENTS TO BE MADE TO MR. MATHEWS.

         FOR HIGHLAND BANK SHAREHOLDERS: PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED REPLACEMENT PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE HIGHLAND BANK SPECIAL MEETING. Your vote is very important. To ensure your representation at the Highland Bank Special Meeting, please complete and promptly mail the enclosed replacement proxy card in the enclosed return envelope. This will not prevent you from voting in person at the Highland Bank Special Meeting, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If you don't return the enclosed replacement proxy card (even if you returned the proxy card for Highland Bank Shareholders that was included with the Prospectus Supplement/Proxy Statement), the effect will be a vote against the Mergers. If you sign, date and mail your replacement proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Mergers. THE BOARD OF DIRECTORS OF HIGHLAND BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGERS.

AMENDMENT OF THE MERGER AGREEMENT

         On October 22, 1998, Alabama Bancorp, Highland Bank, First Community Bank and BancorpSouth entered into a third amendment ("Amendment") to the Merger Agreement. This Amendment is attached as Annex A to this Supplement. We encourage you to read it. The Amendment includes the following provisions:

         1. The Amendment amends the sections of the Merger Agreement describing the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio to provide for the reduction in the minimum and maximum amounts of the Alabama Bancorp Exchange Ratio (from a minimum of 130.2642 and a maximum of 176.2398 to a minimum of 128.0902 and a maximum of 173.3009) and for the reduction in the minimum and maximum amounts of the Highland Bank Exchange Ratio (from a minimum of 1.145 and a maximum of 1.5485 to a minimum of 1.1204 and a maximum of 1.5158). These sections were also amended to provide for a reduction in the dollar amount (from $3,304.50 to $3,249.39) that is to be divided by the Average Closing Price in order to calculate the Alabama Bancorp Exchange Ratio, and the dollar amount (from $29.0347 to $28.4219) that is to be divided by the Average Closing Price in order to calculate the Highland Bank Exchange Ratio.

         2. The Amendment also amends the section of the Merger Agreement that states the number of vested and exercisable Highland Bank Stock Options, by substituting 73,164 as the adjusted number of vested and exercisable Highland Bank Stock Options, in place of 21,500.

         3. In addition, the Amendment provides, as an additional condition to BancorpSouth's obligation to complete the Mergers, that prior to completion of the Mergers, each of



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                  the holders of outstanding Highland Bank Stock Options will have signed and delivered a release acknowledging the number of Highland Bank Stock Options held by such person and releasing Highland Bank, Alabama Bancorp, BancorpSouth and BancorpSouth Bank from any other obligations or liability with respect to Highland Bank Stock Options. We cannot be certain whether, or when, these releases will be obtained. The Highland Bank Stock Options are held by four former and two current employees of Highland Bank. These individuals are not parties to the Merger Agreement and are not bound by its provisions.

         4. Since the date of the Alabama Bancorp Special Meeting, October 23, 1998, is now known and, therefore, the third business day prior to that date, October 20, 1998, can now be determined, the Amendment clarifies that October 20, 1998 is the date on which the Average Closing Price is determined for purposes of computing the exchange ratios, rather than referring to that date as the third business day prior to the date of the Alabama Bancorp Special Meeting.

         Information about the Merger Agreement is included in the sections of the Prospectus Supplement/Proxy Statement captioned "SUMMARY," "THE MERGERS - Description of the Mergers" and "THE MERGER AGREEMENT."

BACKGROUND OF THE MATTERS DESCRIBED IN THIS SUPPLEMENT

         Following the end of trading on October 20, 1998, the parties computed the amount of the Average Closing Price for the ten trading day period from October 7, 1998 through October 20, 1998, which was $18.31875. The respective Boards of Directors of Alabama Bancorp, Highland Bank and First Community Bank considered the fact that, based upon this Average Closing Price, the computed amounts of the exchange ratios based on the formulas in the Merger Agreement were more than the maximum amounts of the exchange ratios. Under the terms of the Merger Agreement, this would permit Alabama Bancorp, Highland Bank and First Community Bank to elect to terminate the Merger Agreement and not proceed with the Mergers, unless BancorpSouth agreed to increase the maximum amounts of the exchange ratios.

         The Boards of Directors also considered that, if the Average Closing Price of $18.31875 is viewed as an implied value, this would result in their respective shareholders receiving shares of BancorpSouth Common Stock with an implied value of less than the dollar amount included in the formula used to compute the applicable exchange ratio. For example, First Community Bank Shareholders will receive shares of BancorpSouth Common Stock with an implied value (based upon the Average Closing Price) of $206.2636 (or 11.2597 times $18.31875), although the dollar amount used to compute the First Community Bank Exchange Ratio is $211.1193, because the First Community Bank Exchange Ratio is capped at 11.2597.

         After consulting with their legal counsel and financial advisor, and based upon the closing price per share of BancorpSouth Common Stock on October 20, 1998 of $19.0625 and their continuing belief that the Mergers are fair to their respective shareholders and in their best interests, the respective Boards of Directors of Alabama Bancorp, Highland Bank and First Community Bank elected to proceed with the Mergers as described in this Supplement and the Prospectus Supplement/Proxy Statement, and did not exercise their right to terminate the Merger Agreement.

         In addition, during October 1998, after the Prospectus Supplement/Proxy Statement was mailed to shareholders of Alabama Bancorp, Highland Bank and First Community Bank, Highland Bank ascertained that the number of vested and exercisable Highland Bank Stock Options set forth in the Merger Agreement had not been adjusted to reflect certain stock issuances by Highland Bank. Highland Bank advised its counsel and BancorpSouth and its counsel of this discovery.




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

BancorpSouth determined that, based upon the original exchange ratios and the then general prevailing price per share of BancorpSouth Common Stock, the increased number of Highland Bank Stock Options could result in the issuance of additional shares of BancorpSouth Common Stock with a value of approximately $1,000,000. The Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio were re-computed based upon this increased number of Highland Bank Stock Options, using the same methodology used to compute the original exchange ratios. BancorpSouth proposed that the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio be reduced to these re-computed amounts, to account for the increased number of Highland Bank Stock Options.

         During the period between October 20, 1998 and October 22, 1998, the respective Boards of Directors of Alabama Bancorp and Highland Bank considered the proposed reductions in the amount of the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio. After considering the matter and consulting with their legal counsel and financial advisor, and based upon the closing price per share of BancorpSouth Common Stock on October 20, 1998 of $19.0625 and their continuing belief that the Mergers are fair to their respective shareholders and in their best interests, the Boards of Directors of Alabama Bancorp and Highland Bank agreed to the proposed reductions in the amount of the Alabama Bancorp Exchange Ratio and the Highland Bank Exchange Ratio. Alabama Bancorp and Highland Bank did not obtain a written update of the fairness opinion from their financial advisor with respect to these reductions; however their financial advisor confirmed orally to the Boards of Directors that these reductions did not affect the fairness of the Mergers.

         Information about the background of the Mergers and deliberations of the Boards of Directors of Alabama Bancorp, Highland Bank and First Community Bank is included in the sections of the Prospectus Supplement/Proxy Statement captioned "SUMMARY," "THE MERGERS - Background of the Mergers" and "THE MERGERS
- Reasons For the Mergers; Recommendation of the Boards of Directors."

PRINCIPAL SHAREHOLDERS OF HIGHLAND BANK

         After giving effect to the adjustment in the number of vested and exercisable Highland Bank Stock Options, Mr. William M. Foshee, the Chief Financial Officer of Highland Bank, holds Highland Bank Stock Options to purchase 5,884 shares of Highland Bank Common Stock, or about 0.28% of the number of shares of Highland Bank Common Stock currently outstanding.

         After giving effect to the adjustment in the number of vested and exercisable Highland Bank Stock Options, Mr. Don H. Pruett, the Executive Vice President and Senior Lender of Highland Bank, holds Highland Bank Stock Options to purchase 15,597 shares of Highland Bank Common Stock, which, together with 3,650 shares of Highland Bank Common Stock held by Mr. Pruett, represent about 0.90% of the number of shares of Highland Bank Common Stock currently outstanding.

         Information about the principal shareholders of Highland Bank is included in the section of the Prospectus Supplement/Proxy Statement captioned "INFORMATION ABOUT ALABAMA BANCORP, HIGHLAND BANK AND FIRST COMMUNITY BANK - Principal Shareholders and Management."




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



                                                                       ANNEX A

               AMENDMENT NO. 3 TO THE AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT NO. 3 TO THE AGREEMENT AND PLAN OF MERGER ("Amendment") is dated as of October 22, 1998 by and among BANCORPSOUTH, INC., a Mississippi corporation ("BancorpSouth"), ALABAMA BANCORP., INC., a Delaware corporation (the "Company"), HIGHLAND BANK, an Alabama banking corporation ("Highland Bank") and FIRST COMMUNITY BANK OF THE SOUTH, an Alabama banking corporation ("First Community Bank").


                                R E C I T A L S:

         WHEREAS, BancorpSouth, the Company, Highland Bank and First Community Bank are parties to that certain Agreement and Plan of Merger dated as of June 19, 1998, as amended July 10, 1998 and September 18, 1998 (the "Merger Agreement");

         WHEREAS, Section 4.2(b) of the Company Disclosure Schedules sets forth a total number of Highland Bank Stock Options, which such number had not been adjusted to reflect certain recapitalizations of Highland Bank;

         WHEREAS, the adjusted number of vested and outstanding Highland Bank Stock Options is 73,164, and the parties desire to amend the Merger Agreement to reflect such number and recalculate the exchange ratios for both the Company and Highland Bank as stated in the Merger Agreement accordingly; and

         WHEREAS, BancorpSouth, the Company, Highland Bank and First Community Bank desire to amend further the Merger Agreement as set forth in this Amendment to reflect the foregoing and certain other related issues.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                               A G R E E M E N T:

1. Section 1.4(a) of the Merger Agreement is hereby amended by (i) deleting the number "130.2642" each time it appears and replacing it with the number "128.0902," (ii) deleting the number "176.2398" each time it appears and replacing it with the number "173.3009." In addition, Section 1.4(a) of the Merger Agreement is hereby amended by deleting the number "$3,304.50" in the definition of "Company Exchange Ratio" and replacing it with "$3,249.39."

2. Section 1.4(a)(iii) of the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with the following provision:
"(iii) the "Determination Date" means October 20, 1998."

3. Section 1.5(a) of the Merger Agreement is hereby amended by (i) deleting the number "1.1445" each time it appears and replacing it with the number "1.1204," (ii) deleting the number "1.5485" each time it appears and replacing it with the number "1.5158." In addition, Section 1.4(a) of the Merger Agreement is hereby amended by deleting the number "$29.0347" in the definition of "Company Exchange Ratio" and replacing it with "$28.4219"

4.        Section 4.2(b) of the Merger Agreement is hereby amended as follows:



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

         (a) The third sentence of Section 4.2(b) is amended by deleting it in its entirety and replacing it with the following sentence: "There are no shares of Highland Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 90,000 shares of Highland Common Stock reserved for issuance pursuant to Highland Bank's stock option plans ("Highland Option Plan") under which options to acquire 73,164 shares of Highland Common Stock are vested and exercisable as of the date hereof (the "Highland Options")."

         (b) The penultimate sentence of Section 4.2(b) is amended by deleting it in its entirety and replacing it with the following sentence: "Of the Highland Options, 73,164 are vested and exercisable under the terms of such option, as of the date hereof."

5. Section 8.2 to the Merger Agreement is amended by adding a new Section 8.2(j) which will read as follows:

         (j) Waivers of Highland Bank Option Holders. On or prior to the Effective Time, BancorpSouth shall have received a Receipt and Acknowledgment, in form and substance satisfactory to BancorpSouth in its sole discretion, from each of Leon Hill, Jim Ketchersid, Steve Erickson, Don Pruett, Bud Foshee and Danny Flowers (the "Highland Bank Option Holders"), acknowledging the number of Highland Bank Options such person is entitled to receive and releasing Highland Bank, Alabama Bancorp., Inc., BancorpSouth Bank and BancorpSouth from any obligations to issue additional shares of stock or future liability in connection with the Highland Options other than as expressly assumed by BancorpSouth.

6. Except as expressly set forth in this Amendment, the terms and conditions of the Merger Agreement shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Merger Agreement made in accordance with the terms of the Merger Agreement, and such terms and conditions shall be incorporated herein by this reference.



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





IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by an individual thereto duly authorized, all on the date first written above.



                                    BANCORPSOUTH, INC.


                                    By:  /s/ Aubrey B. Patterson
                                       -----------------------------------------
                                    Name: Aubrey B. Patterson
                                    Title: Chairman and Chief Executive Officer


                                    ALABAMA BANCORP., INC.


                                    By:  /s/ Larry R. Mathews
                                       -----------------------------------------
                                    Name: Larry R. Mathews
                                    Title: President


                                    HIGHLAND BANK


                                    By:  /s/ Larry R. Mathews
                                       -----------------------------------------
                                    Name: Larry R. Mathews
                                    Title: President and Chief Executive Officer


                                    FIRST COMMUNITY BANK OF THE SOUTH


                                    By:  /s/ Larry R. Mathews
                                       ----------------------------------------
                                    Name: Larry R. Mathews
                                    Title: Director




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